Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Lapis Technologies, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 5th day of January 2012.

UTA Capital LLC

By:	YZT Management LLC,
its managing member

Date: January 5, 2012	By:	/s/ Udi Toledano
Udi Toledano
its managing member

YZT Management LLC

By:	/s/ Udi Toledano
Udi Toledano
its managing member

Alleghany Capital Corporation

By:	/s/ Peter R. Sismondo
Peter R. Sismondo Vice President and Treasurer

Alleghany Corporation

By:	/s/ Peter R. Sismondo
Peter R. Sismondo Vice President

/s/ Udi Toledano
Udi Toledano